Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS FIRST QUARTER RESULTS

Newport Beach, CA – May 8, 2007 – American Vanguard Corporation (NYSE: AVD), today announced financial results for the first quarter ended March 31, 2007.

Net sales were $40.9 million compared to $44.7 million in the first quarter of 2006. Operating income increased to $5.4 million from $4.7 million, due to higher margins associated with product mix, and lower operating expenses. The Company incurred greater interest expense due to increased debt levels coupled with higher interest rates, and reported net income of $2.1 million or $0.08 per diluted share, compared to $2.5 million or $0.09 per diluted share in the first quarter of 2006.

Eric Wintemute, President and CEO of American Vanguard, stated, “Counter®, the global insecticide product line we acquired in November of last year from BASF, was a key contributor during the quarter, and should continue to generate strong sales in the remainder of the year. Our corn soil insecticide sales were essentially even with last year’s first quarter, but we are seeing positive indicators for growth in the fourth quarter. Sales of our cotton insecticide Bidrin® were down due to customer inventory carryover from last year, as well as customers’ caution regarding the potential lower demand for Bidrin in the 2007 season in light of the decrease in cotton acreage stemming from the growing corn acreage.”

Mr. Wintemute concluded, “As previously stated, while we expect to achieve improved results this year as compared to 2006, we believe much of this growth will occur mid- to late this year. In the balance of the year, we are working toward and anticipate: (1) growing usage of Impact®, which is participating in a $200 million marketplace; (2) a strong year for Counter; (3) a return to historic sales levels of Dibrom®, our crop protection insecticide and mosquito adulticide, based on normal pest pressure and rainfall; (4) better penetration of the corn refuge market, driven by a concerted effort for stewardship by the seed companies; and (5) a greater opportunity to sell our corn soil insecticides as a yield maximization tool for genetically enhanced corn, due to the rising price and demand levels for corn.”

Conference Call

Eric Wintemute, President and CEO, and James Barry, Senior Vice President and CFO, will conduct a conference call focusing on the financial results at 12:00 noon ET on Tuesday, May 8, 2007. Interested parties may participate in the call by dialing 706-679-3155—please call in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call (conference ID # 6266443). The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire and license brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, CFO		Loren G. Mortman
(949) 260-1200		LMortman@equityny.com
(212) 836-9604

American Vanguard Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

(Amounts in thousands, except per share amounts)

	For the three months ended March 31
	2007	2006
Net sales	$40,906	$44,744
Cost of sales	22,489	26,437

Gross profit	18,417	18,307
Operating expenses	12,999	13,616

Operating income	5,418	4,691
Interest expense	1,895	720
Interest income	(5)	(12)
Interest capitalized	(16)	(142)

Income before income tax	3,544	4,125
Income tax expense	1,418	1,650

Net income	$2,126	$2,475

Earnings per common share—basic (1)	$0.08	$0.10

Earnings per common share—assuming dilution (1)	$0.08	$0.09

Weighted average shares outstanding – basic (1)	26,163	25,496

Weighted average shares outstanding—assuming dilution (1)	27,330	26,968

(1)	2006 period retroactively restated to reflect a 4-for-3 stock split distributed on April 17, 2006 to common stockholders of record as of April 3, 2006.

####